Exhibit 10.3
EXECUTIVE CHAIRMAN EMPLOYMENT AGREEMENT
This Executive Chairman Employment Agreement (the “Agreement”) is entered into by and between Ezra Uzi Yemin (the “Executive”) and DELEK US HOLDINGS, INC. (the “Company”), effective as of the date the Executive begins rendering services to the Company as its Executive Chairman (the “Effective Date”), which date will occur in June 2022. The Executive and the Company, in return for the mutual promises set forth herein, agree as follows:
1.Term.
(a)Term. The term of this Agreement shall commence upon the Effective Date. Executive shall be an employee of the Company through the earlier to occur of (i) the date of an annual meeting of stockholders prior to January 1, 2024 at which the Company’s stockholders fail to elect the Executive as a director of the Company or (ii) December 31, 2023 (the “Executive Chairman Term”), and following the Executive Chairman Term Executive will continue to perform services as a non-employee director of the Board of Directors of the Company (the “Board”), or to the extent the Company’s stockholders fail to elect the Executive as a director of the Board, as an advisor to the Chief Executive Officer of the Company and the Board on mutually agreeable terms to be determined in good faith through December 31, 2025, unless terminated earlier as provided for herein (the “Term” and such period during which Executive performs services to the Company in any capacity the “Period of Service”).
2.Scope of Employment. During the Executive Chairman Term, the Company shall employ Executive and Executive shall render services to the Company as its Executive Chairman of Delek US Holdings and/or in such other executive capacities and positions as may be established by the Board from time to time. During the Executive Chairman Term, Executive shall also serve as the Chairman of Delek Logistic Partners, LP. During the Executive Chairman Term, Executive shall devote Executive’s full business time and best efforts to the successful functioning of the Company’s business and shall faithfully and industriously perform all duties pertaining to Executive’s position, including the duties set forth on Exhibit B and such additional duties as may be assigned from time to time, to the best of Executive’s ability, experience and talent; provided, however, that Executive may engage in passive personal investments subject to the Company’s investment policies, Executive may pursue charitable or civic activities, participate in industry association and trade groups, and serve as an executor, trustee or in other similar fiduciary capacities; provided that any such activities do not interfere with the performance of his responsibilities and obligations pursuant to this Agreement as determined in the discretion of the Board and subject to Executive’s reporting of such activities to the Board in the manner determined by the Company. During the Executive Chairman Term, in the event Executive desires to serve on the board of directors of any entity or otherwise serve in a fiduciary capacity with respect to any person, prior written approval of such service must be obtained from the Nominating and Corporate Governance Committee of the Company’s Board and such service may continue in the discretion of the Company’s Nominating and Corporate Governance Committee. Executive shall be subject at all times, during the period in which he provides services to the Company, to the direction and control of the Board in respect of the work to be done. Following the Executive Chairman Term, to the extent Executive is not serving as a non-employee member of the Board at any time during the remainder of the Term, Executive will serve as an advisor to the Chief Executive Officer of the Company and the Board on mutually agreeable terms to be determined in good faith by both parties.
3.Compensation.

(a)Base Compensation. During the Executive Chairman Term and effective as of the Effective Date, Executive’s annualized base salary (the “Base Compensation”) shall be (i) the Base Salary specified in the “Terms of Employment” (attached hereto as “Exhibit A”), (ii) subject to all appropriate federal and state withholding taxes and (iii) payable at the same times and under the same conditions as salaries are paid to the Company’s other employees in accordance with the normal payroll practices of the Company. Following the Executive Chairman Term and during the remainder of the Term, Executive will no longer be entitled to receive the Base Compensation but (i) to the extent Executive does not serve as a non-employee member of the Board, will be paid at a competitive market rate for the consulting services provided from time to time during any period of the Term in which he is not receiving Separation Payments and (ii) to the extent Executive serves as a non-employee member of the Board he will be entitled to receive the Board and applicable committee compensation payable to non-employee members of the Board for such service.
(b)Annual Bonus. During the Executive Chairman Term, Executive will be eligible to participate in the Company’s annual cash incentive plan with a target annual incentive bonus for service during each fiscal year that will be equal to a stated percentage of Executive’s Base Compensation as specified in the Terms of Employment (the “Target Bonus”) and that will be subject to the achievement of performance measures and objectives as established by the Board (or any applicable committee thereof) in its sole and reasonable discretion from time to time (the “Annual Bonus”). The Annual Bonus is typically paid in the first fiscal quarter of the year following the applicable bonus year. For purposes of calculating the Annual Bonus payable with respect to service in 2022, the Annual Bonus will be weighted to reflect the portion of 2022 preceding the Effective Date at the higher base salary in effect during that period and to reflect the remainder of the year on and after the Effective Date during which Executive was eligible to receive the Base Compensation pursuant to this Agreement. Following the Executive Chairman Term and during the remainder of the Term, Executive will no longer be entitled to receive an annual bonus.
4.Fringe Benefits / Reimbursement of Business Expenses.
(a)General Employee Benefits. During the Executive Chairman Term, the Company shall make available to Executive, or cause to be made available to Executive, throughout the period of Executive’s employment hereunder, such benefits as may be put into effect from time to time by the Company generally for other senior executives of the Company. The Company expressly reserves the right to modify such benefits available to Executive at any time provided that such modifications apply to other similarly situated employees. Following the Executive Chairman Term and during the remainder of the Term, Executive will only be eligible to receive the benefits made available to, as applicable to Executive’s service to the Company, directors, advisors and former employees in accordance with the terms of those arrangements.
(b)Business Expenses. Executive will be reimbursed for all reasonable out-of-pocket business, business entertainment and travel expenses paid by Executive in connection with the performance of Executive’s duties for the Company, in accordance with and subject to Section 22(c) and all applicable Company expense incurrence and reimbursement policies.

(c)Other Benefits. During the Executive Chairman Term, the Company will pay Executive’s reasonable costs of professional tax and financial counseling, provided that, the cost of each such benefit does not exceed $25,000 in any calendar year (the “Tax and Financial Counseling Payment”). Perquisites and other personal benefits that are not integrally and directly related to the performance of Executive’s duties and confer a direct or indirect benefit upon Executive that has a personal aspect may, in the Company’s sole discretion, be recorded as taxable compensation to Executive and disclosed in public filings according to SEC regulations. Following the Executive Chairman Term, Executive will no longer be entitled to receive the Tax and Financial Counseling Payment.
5.Vacation Time / Sick Leave. During the Executive Chairman Term, Executive will be granted 25 business days of vacation per calendar year, less any vacation days taken in 2022 prior to the Effective Date. Unused vacation outstanding immediately prior to the Effective Date will carry over with Executive’s continued employment under the Agreement. Unused vacation will accrue and carry over into a new calendar year during the Executive Chairman Term and the amount attributed to accrued and unused vacation will be paid to Executive upon the termination of employment and the expiration of the Executive Chairman Term and Executive will cease to accrue vacation thereafter. Executive will be provided with sick leave according to the Company’s standard policies.
6.Compliance with Company Policies. Executive shall comply with and abide by all applicable policies and directives of the Company and its subsidiaries including, without limitation, the Codes of Business Conduct & Ethics for the Company and its subsidiaries, the Supplemental Insider Trading Policies for the Company and its subsidiaries and any applicable employee handbooks or manuals. The Company and its subsidiaries may, in their sole discretion, change, modify or adopt new policies and directives affecting Executive’s employment or service relationship which shall be provided to Executive in writing and shall not be on a basis more burdensome than applicable to other officers or, to the extent Executive is no longer an officer, directors, advisors and other service providers, as applicable, or otherwise require any additional financial commitment from Executive. Executive acknowledges that the Company and its subsidiary, DKL, are currently subject to SEC reporting requirements pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the continued listing requirements of the New York Stock Exchange or any other securities exchange on which the securities of the Company may be listed from time to time for public trading (collectively, a “Securities Market”), and other federal securities laws and regulations applicable to publicly traded companies in the United States. As an employee, officer or director of the Company or as an officer or director of DKL, Executive will, in such capacities, be required to comply with applicable federal securities laws and regulations (including, without limitation, the reporting requirements under Exchange Act Section 16(a) and related SEC rules and regulations), Securities Market listing requirements as well as certain policies of the Company and its subsidiaries designed to comply with such laws and regulations.
7.Confidentiality. Executive recognizes that during the course of Executive’s service relationship, Executive will be exposed to information or ideas of a confidential or proprietary nature that pertain to Company’s business, financial, legal, marketing, administrative, personnel, technical or other functions or which constitute trade secrets (including, without limitation, business strategy, strategic plans, investment and growth plans and opportunities, client and customer needs and strategies, the identity of sources and markets, marketing information and strategies, business and financial plans and strategies, methods of doing business, data processing and technical systems, specifications, designs, plans, drawings, software, data, prototypes, programs and practices, sales history, financial health or material non-public information as defined under federal securities law) (collectively “Confidential Information”). Confidential

Information also includes such information of third parties that has been provided to Company in confidence, and Confidential Information includes such information provided to Executive both before and after the date he enters into this Agreement. All such information is deemed “confidential” or “proprietary” whether or not it is so marked. Information will not be considered Confidential Information to the extent that it is or becomes generally available to the public other than through any breach of this Agreement by or at the discretion of Executive. Nothing in this Section will prohibit the use or disclosure by Executive of knowledge that is in general use in the industry or general business knowledge that was known to Executive prior to Executive’s service to the Company or which enters the public domain other than through any breach of this Agreement by or at the discretion of Executive. Executive may also disclose such information if required by court order or applicable law provided that Executive (a) uses Executive’s reasonable best efforts to give the Company written notice as far in advance as is practicable to allow the Company to seek a protective order or other appropriate remedy (except to the extent that Executive’s compliance with the foregoing would cause Executive to violate a court order or other legal requirement), (b) discloses only such information as is required by law, and (c) uses Executive’s reasonable best efforts to obtain confidential treatment for any Confidential Information so disclosed. During Executive’s Period of Service and for so long as the Confidential Information remains confidential or proprietary thereafter, Executive shall hold Confidential Information in strict confidence, shall use it only in connection with the performance of Executive’s duties on behalf of the Company, shall restrict its disclosure to those directors, employees or independent contractors of the Company with a need to know such Confidential Information, and shall not disclose, copy or use Confidential Information for the benefit of anyone other than the Company without the Company’s prior written consent. However, nothing in this Agreement shall prohibit Executive from reporting possible violations of law to any governmental agency or entity in accordance with applicable whistleblower protection provisions including, without limitation, the rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or require Executive to notify the Company (or obtain its prior approval) of any such reporting. Executive shall, at any time, upon Company’s request and at Company’s sole discretion or immediately upon Executive’s separation from employment, return to the Company and certify in a form satisfactory to the Company, the destruction of any and all written or electronic documents or data containing Confidential Information in Executive’s possession, custody or control. Further, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. For the avoidance of doubt, Executive shall not retain any copy, in any form of any Confidential Information following such request or separation.
8.Restrictive Covenants.
(a)Non-Competition.
(i)In consideration of the Confidential Information provided to Executive and the other benefits provided to him pursuant to this Agreement, Executive agrees that, if his service relationship ends, then, during the Restricted Period (as defined below), he will not, without the prior written consent of the Company, conduct any business in or provide services with respect to or provide services with respect to the Territory (as defined below) by becoming an employee, officer, director, independent contractor, consultant, shareholder or partner of, or assist in any other capacity, a Competitor (as defined below). The terms of this Section 8(a) shall not apply to the passive ownership by Executive of less than 5% of a class of equity securities of an entity, which securities are publicly traded on any national securities exchange.
(ii)For any termination except for a termination by the Company for Cause, the “Restricted Period” shall commence upon the date that notice of termination of service is delivered or deemed delivered under the notice provisions of this Agreement, and continue until the earlier to occur of (i) first anniversary of such date and (ii) December 31, 2025, it being acknowledged and agreed that the Restricted Period may commence to run, or even completely run, during a period of time during which Executive remains a service provider to the Company (assuming that he continues to be a service provider after the delivery of such notice of termination). In the event of a termination by the Company of Executive’s service for Cause, the Restricted Period shall commence upon the date that Executive’s employment with the Company ends.
(iii)For purposes of this Section 8(a), a “Competitor” means a member of the peer group of companies set forth in the most recently filed Annual Reports on Form 10-K of the Company or Delek Logistics Partners, LP.
(iv)For purposes of Section 8(a), the “Territory” shall mean the following geographic areas as of the commencement of the Restricted Period (A) any state (or, in the case of Louisiana, any parishes set forth on Exhibit C), province or foreign analogue in which petroleum and biodiesel refining facilities of the Company are located, (B) any state (or, in the case of Louisiana, any parishes set forth on Exhibit C), province or foreign analogue in which owned wholesale refined products distribution facilities of the Company are located and (C) a 50 mile radius from any of the Company’s retail fuel and/or convenience merchandise facilities.
(b)Non-Interference with Commercial Relationships. During Executive’s Period of Service with the Company, and during the Restricted Period, Executive will not, directly or indirectly, either as an individual or as an employee, officer, director, shareholder, partner, equity participant, sole proprietor, independent contractor, consultant or in any other capacity whatsoever approach or solicit any customer or vendor of Company for the purpose of causing, directly or indirectly, any such customer or vendor to cease doing business with the Company or its affiliates, nor will Executive engage in any other activity that interferes or could reasonably be expected to interfere in any material way with the commercial relationships between the Company and its affiliates and such customers or vendors. The foregoing covenant shall be in addition to any other covenants or agreements to which Executive may be subject.
(c)Non-Interference with Employment Relationships. During Executive’s Period of Service, and during the Restricted Period, Executive shall not, without the Company’s prior written consent, directly or indirectly: (i) induce or attempt to induce any Company employee to terminate his/her employment with the Company; or (ii) interfere with or disrupt the Company’s relationship with any of its employees or independent contractors. The foregoing does not prohibit Executive (personally or as an employee, officer, director, shareholder, partner, equity participant, sole proprietor, independent contractor, consultant or in any other capacity) from hiring or employing an individual that contacts Executive on his/her own initiative without any direct or indirect solicitation by Executive other than customary forms of general solicitation such as newspaper advertisements or internet postings.
(d)It is understood and agreed that the scope of each of the covenants contained in this Section 8 is reasonable as to time, area, and persons and is necessary to protect the legitimate business interests of the Company. It is further agreed that such covenants will be regarded as divisible and will be operative as to time, area and persons to the extent that they may be so operative.
9.Copyright, Inventions, Patents. The Company shall have all right, title and interest to all intellectual property (including, without limitation, graphic designs, copyrights, trademarks and patents) created by Executive during the course of Executive’s service with the Company. Executive hereby assigns to Company all copyright ownership and rights to any work product developed by Executive or at Executive’s discretion and reduced to practice for or on behalf of the Company or which relate to the Company’s business during the course of the employment relationship. At the Company’s expense and for a period beginning on the Effective Date and continuing for three years following the termination of Executive’s service, Executive shall use Executive’s reasonable best efforts to assist or support the Company to obtain, maintain, and assert its rights in such intellectual property and work product including, without limitation, the giving of evidence in suits and proceedings, and the furnishing and/or assigning of all documentation and other materials relative to the Company’s intellectual property rights.
10.Termination of Service.
(a)Termination by Company for Cause. The Company may immediately terminate this Agreement and/or Executive’s employment at any time during the Term for Cause (as defined below). Upon any such termination, except for the Accrued Benefits (as defined below), the Company shall be under no further obligation to Executive hereunder except as otherwise required by law, and the Company will reserve all further rights and remedies available to it at law or in equity. For purposes hereof, “Accrued Benefits” shall mean: (i) earned but unpaid Base Compensation through the date of termination, (ii) payment for any accrued, but unused vacation time, (iii) reimbursement for business expenses incurred prior to the date of termination and, (iv) continued rights to indemnification and directors and officers insurance.
(b)Termination by Executive for Good Reason. Within 60 calendar days after Executive becomes (or should have become) aware of the occurrence of a Good Reason (as defined below) during the Executive Chairman Term, Executive may terminate this Agreement (and Executive’s employment hereunder) by providing 30 calendar days’ advance written notice of termination and provided that the condition remains uncured through the end of such 30-day period. After such 30-day period, Executive shall either resign Executive’s employment immediately or, if Executive continues in employment beyond such 30-day period, Executive shall have irrevocably waived and released any right to resign for Good Reason based upon the circumstances identified in Executive’s advance notice of termination. In the event of any such termination, in addition to the Accrued Benefits and Prior Year Bonus, if Executive timely executes and does not revoke the Separation Release (as that term is defined in Section 10(f) of this Agreement), Executive shall be entitled to the following: (i) the Separation Payment; and (ii) COBRA Continuation. This provision shall not apply if Executive is terminated by reason of death or Disability (as defined below) and this provision shall cease to apply after the Executive Chairman Term. The parties agree that the transition of

Executive’s position as Executive Chairman of the Board to that of consultant at the end of the Executive Chairman Term will not constitute Good Reason. No amounts will be payable pursuant to this Section 10(b) for any termination of service on or after January 1, 2024.
(c)Termination At-Will by Company. The Company may terminate this Agreement (and Executive’s employment hereunder) at any time and for any reason. If the termination occurs prior to January 1, 2024, and is other than for Cause, in addition to the Accrued Benefits and the Prior Year Bonus, if Executive timely executes and does not revoke the Separation Release (as that term is defined in Section 10(f) of this Agreement), Executive shall be entitled to the following: (i) the Separation Payment, and (ii) COBRA Continuation. This provision shall not apply if Executive is terminated by reason of death or Disability. For purposes of this Section 10(c) (y) a determination by the Nominating and Corporate Governance Committee of the Board not to nominate the Executive as a director of the Company without the consent of Executive with respect to the 2023 annual meeting of stockholders or (z) the failure by the Company’s stockholders to elect the Executive as a director of the Company at the Company’s 2022 or 2023 annual meeting of stockholders will, in either case and provided such determination or failure occurred without the consent of the Executive, constitute a termination pursuant to this Section 10(c). No amounts will be payable pursuant to this Section 10(c) for any termination of service on or after January 1, 2024; provided, however, if, (a) the Company does not engage the Executive as an advisor to the Chief Executive Officer of the Company and the Board on mutually agreeable terms to be determined in good faith by both parties, or (b) such advisory relationship is terminated by the Company without Cause, the Executive will be entitled to the Accelerated Vesting.
(d)Termination At-Will by Executive. Executive may terminate this Agreement (and Executive’s employment hereunder) at any time and for any reason and, in addition to the Accrued Benefits, will also be entitled to the Prior Year Bonus, if any. If Executive terminates this Agreement and Executive’s employment hereunder during the Executive Chairman Term (other than due to Executive’s death or Disability), Executive must provide the Company with advance written notice of termination. Following the Executive Chairman Term Executive may terminate this Agreement upon written notice.
(e)Accelerated Termination After Notice. Nothing herein shall limit the Company’s right to terminate this Agreement and/or Executive’s employment after the Company receives notice of termination from Executive during the Executive Chairman Term, which termination shall not be deemed a termination without Cause under Section 10(c).
(f)Separation Release. Notwithstanding anything to the contrary, but subject to Executive’s compliance with the ongoing obligations of Section 8 (above), and any applicable six-month delay required by Section 22 hereof and Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”), (i) the Separation Payment shall be payable in substantially equal installments over the period of the time from the termination date through December 31, 2023, in accordance with the Company’s regular payroll practices; provided, however, in the event any such Separation Payment would constitute nonqualified deferred compensation subject to Section 409A, such amount shall be paid no later than March 15 of the year following the year of termination; provided, further, that the first payment shall be made on the first regularly scheduled payroll date following the 60th day following Executive’s termination of employment and shall include payment of any amounts that would otherwise be due prior thereto, and (ii) the Enhanced Separation Payment shall be payable in a cash lump sum pursuant to Executive on the first payroll date following the 60th day following Executive’s termination date. However, Executive’s right to receive the Separation Payment or Enhanced Separation Payment, as applicable, or COBRA Continuation or Accelerated Vesting or Enhanced Accelerated Vesting, as applicable, shall be conditioned upon (i) Executive’s execution and delivery to the Company of a Separation Release, which shall be provided to Executive within five (5) days of the date of termination, and any revocation period applicable to such Separation Release must have expired no later than the 60th day following Executive’s termination of employment and (ii) Executive’s continued compliance with this Agreement, including Sections 7 and 8, and any other restrictive covenants to which Executive is bound. If Executive fails to timely execute and deliver the Separation Release or if Executive timely revokes Executive’s acceptance of the Separation Release thereafter (if such revocation is permitted), Executive shall not be entitled to the Separation Payment or Enhanced Separation Payment, as applicable, or COBRA Continuation or Accelerated Vesting or Enhanced Accelerated Vesting, as applicable, and shall repay any such amounts received with respect thereto.
(g)Termination upon Disability or Death. In the event that Executive’s employment ceases during the Executive Chairman Term due to Executive’s death or Disability, in addition to the Accrued Benefits and Prior Year Bonus, Executive shall be entitled to the following: (i) COBRA Continuation, (ii) the Post-Employment Annual Bonus and (iii) Accelerated Vesting upon termination. In the event that Executive’s service ceases during the Term due to Executive’s death or Disability, Executive shall be entitled to the Accelerated Vesting upon such termination.
(h)Definitions. The following terms shall have the following meanings as used in this Agreement:
(i)“Accelerated Vesting” means the vesting of all unvested equity awards granted to Executive under the Company’s long-term equity incentive plans that may be in effect from time to time for the Company and its subsidiaries including, without limitation, the Company’s Long-Term Incentive Plan (the “Plans”), such that (A) performance awards will become vested without proration, in each case, based on actual results evaluated after the close of the applicable performance period and payable in a lump sum at the same time as performance awards are paid to executives of the Company generally and (B) full value equity awards (e.g., restricted stock, restricted stock units and phantom units) and appreciation equity awards (e.g., non-qualified stock options and stock appreciation rights) will become fully vested.
(ii)“Cause” means Executive’s: (A) fraud, gross negligence, willful misconduct involving the Company or its affiliates, willful breach of a fiduciary duty, including, without limitation, Section 7 hereof, owed to the Company or its affiliates, or any intentional and willful violation of the Company’s material and written policies against discrimination or harassment which causes both material and demonstrable economic harm t to the Company; (B) conviction of, or plea of nolo contendere to, a felony or serious crime involving moral turpitude (other than a traffic offense); or (C) deliberate and continual refusal to perform Executive’s duties in any material respect or to act in accordance with any specific and lawful instruction of the Board which are consistent with his duties and position provided that Executive has been given written notice of such conduct and such conduct is not cured within 30 days thereafter.
(iii)“COBRA Continuation” means the costs of continuing family health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for 18 months following termination of employment, provided, that the Company may, in its sole discretion, (A) pay such amounts directly to the applicable provider or (B) pay an equivalent amount, which will be payable on the first regularly scheduled payroll date of each month following the date of Executive’s termination of employment, directly to Executive.
(iv)“Disability” means the inability of Executive, with or without reasonable accommodation, to perform the customary duties of Executive’s employment or other service with the Company or its affiliates by reason of a physical or mental incapacity or illness that is expected to result in death or to be of indefinite duration, as determined by a duly licensed physician selected by the Company.
(v)“Enhanced Accelerated Vesting” means the vesting of all unvested equity awards granted to Executive under the Plans such that (A) performance awards will become vested without proration, in each case, based on the greater of (x) actual results evaluated after the close of the applicable performance period, and (y) target performance, and payable in a lump sum at the same time as performance awards are paid to executives of the Company generally and (B) full value equity awards (e.g., restricted stock, restricted stock units and phantom units) and appreciation equity awards (e.g., non-qualified stock options and stock appreciation rights) will become fully vested.
(vi)“Enhanced Separation Pay” shall mean an amount equal to two and half (2.5) times the sum of (x) Executive’s Base Compensation (without regard to any reduction therein which otherwise breached this Agreement), and (y) Target Bonus, which shall be payable pursuant to Section 10(f). Executive shall have no responsibility for mitigating the amount of any payment provided for herein by seeking other employment or otherwise, and any such payment will not be reduced in the event such other employment is obtained.
(vii)“Good Reason” means (A) the Company materially breaches this Agreement (it being acknowledged that any failure to pay any significant compensation or benefits at the times due under this Agreement shall be deemed a material breach), (B) the Company significantly reduces the scope of Executive’s duties under Section 2, (C) the Company reduces Executive’s Base Compensation under Section 3 other than as part of a base compensation reduction plan generally applicable to other similar senior executive employees, or (D) the Company requires Executive to relocate to any location that increases his commuting distance by more than 50 miles. Executive acknowledges and agrees that the change in Executive’s role, title and compensation at the end of the Executive

Chairman Term will not constitute Good Reason and Executive will not be entitled to terminate his service relationship for Good Reason following the end of the Executive Chairman Term.
(viii)“Post-Employment Annual Bonus” shall mean the Annual Bonus to which Executive would have otherwise been entitled if Executive’s employment had continued through the end of the bonus year based upon the actual performance of the Company, prorated for the period of actual employment during the bonus year, and paid at the same time annual bonuses are paid to senior executives of the Company pursuant to the Company’s annual bonus programs, but not later than March 15 of the year following the year in which Executive’s termination of employment occurs.
(ix)“Prior Year Bonus” shall mean the Annual Bonus earned but unpaid with respect to the year prior to the year in which the date of termination occurs, if any, which shall be payable in full in a lump sum cash payment on the date such bonus would be paid if Executive had remained an employee of the Company.
(x)“Separation Payment” shall mean an amount equal to the sum of (x) Executive’s Base Compensation (without regard to any reduction therein which otherwise breached this Agreement) for the remaining period ending December 31, 2023, and (y) (i) two (2) times Target Bonus if the termination date occurs in 2022 or (ii) one (1) times Target Bonus if the termination date occurs in 2023, which shall be payable pursuant to Section 10(f). Executive shall have no responsibility for mitigating the amount of any payment provided for herein by seeking other employment or otherwise, and any such payment will not be reduced in the event such other employment is obtained.
(xi)“Separation Release” means a general release of claims against the Company (and its subsidiaries and affiliates) on such terms and conditions and subject to such provisions as consistent with Company practice that pertains to all claims related to Executive’s service and the termination of Executive’s service and that contains an appropriate mutual non-disparagement covenant but does not require Executive to be bound by any other restrictive covenants not in effect as of the date of the termination of Executive’s employment.
11.Change in Control.
(a)If, during the Executive Chairman Term, Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason and (i) a Change in Control has occurred on or prior to the date of such termination or (ii) a Change in Control occurs prior to December 31, 2023 and within six months following such termination, in each case, in addition to the Accrued Benefits and Prior Year Bonus, Executive shall be entitled to (i) the Enhanced Separation Payment less the amount of any Separation Payment previously paid, if any, (ii) the COBRA Continuation, and (iii) Enhanced Acceleration Benefits; provided, that Executive must timely execute and not revoke the Separation Release (in accordance with Section 10(f) of this Agreement); provided, that, in no event shall Executive be required to sign more than one Separation Release. Executive acknowledges and agrees that a termination of service following the Executive

Chairman Term will not constitute a termination in the Context of a Change in Control.
(b)Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment or distribution by the Company or its affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in any other plan, arrangement or agreement providing for a payment or benefit, the payments under this Agreement shall be reduced in the order specified below, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (a) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (b) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal. state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The payments and benefits under this Agreement shall be reduced in the following order: (i) reduction of any cash severance payments otherwise payable to the Executive that are exempt from Section 409A of the Code; (ii) reduction of any other cash payments or benefits otherwise payable to the Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (iii) reduction of any other payments or benefits otherwise payable to the Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code. but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code; and (iv) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time.
(c)For purposes of this Agreement, a “Change in Control” of the Company shall mean any of the following:
(i)Any “person” (as defined in Section 13(h)(8)(E) of the Exchange Act), other than the Company or any of its subsidiaries or any employee benefit plan of the Company or any of its subsidiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (or any successor to all or substantially all of the Company’s assets) representing more than 30% of the combined voting power of the Company’s (or such successor’s) then outstanding voting securities that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company (or such successor) in the ordinary course of business);

(ii)As the result of, or in connection with, any cash tender or exchange offer, merger or other business combination or contested election, or any combination of the foregoing transactions, less than 51% of the combined voting power of the then outstanding securities of the Company or any successor company or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction;
(iii)All or substantially all of the assets of the Company are sold, exchanged or otherwise transferred;
(iv)The Company’s stockholders approve a plan of liquidation or dissolution of the Company; or
(v)During any 12-month period within the Term, Continuing Directors cease for any reason to constitute at least a majority of the Board. For this purpose, a “Continuing Director” is any person who at the beginning of the Term was a member of the Board, or any person first elected to the Board during the Term whose election, or the nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the Continuing Directors then in office, but excluding any person (A) initially appointed or elected to office as result of either an actual or threatened election and/or proxy contest by or on behalf of any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act) other than the Board, or (B) designated by any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act) ) who has entered into an agreement with the Company to effect a transaction described in Section 11(c)(i) through (iv).
For the avoidance of doubt, to the extent any payment or benefit which constitutes nonqualified deferred compensation under Section 409A is accelerated upon a Change in Control, then a Change in Control shall not be deemed to have occurred under subparagraphs (i)-(v) above unless such event also constitutes a “change in control event” as such term is defined in Section 409A; provided, that, any such acceleration and/or payment shall then be deemed to occur at the next permissible event of any nature which would not result in a violation of Section 409A.
12.Survival of Terms. The provisions of Sections 7, 8(b), 8(c), 9, 10 and 11 shall survive the termination or expiration of this Agreement and will continue in effect following the termination of Executive’s employment for the periods described therein. The provisions of Section 8(a) shall survive the termination (but not the expiration) of this Agreement.
13.Assignment. This Agreement shall not be assignable by either party without the written consent of the other party except that the Company may assign this Agreement to a subsidiary, affiliate or, subject to the terms of this Section 13, a third-party successor of the Company.
14.No Inducement / Agreement Voluntary. Executive represents that (a) Executive has not been pressured, misled, or induced to enter into this Agreement based upon any representation by Company or its agents not contained herein, (b) Executive has entered into this Agreement voluntarily, after having the opportunity to consult with legal counsel and other advisors of Executive’s own choosing, and (c) Executive’s assent is freely given.

15.Interpretation. Any Section, phrase or other provision of this Agreement that is determined by a court, arbitrator or arbitration panel of competent jurisdiction to be unreasonable or in conflict with any applicable statute or rule, shall be deemed, if possible, to be modified or altered so that it is not unreasonable or in conflict or, if that is not possible, then it shall be deemed omitted from this Agreement. The invalidity of any portion of this Agreement shall not affect the validity of the remaining portions. Unless expressly stated to the contrary, all references to “days” in this Agreement shall mean calendar days.
16.Prior Agreements / Amendments. This Agreement and the First Amendment to the Amended and Restated Executive Employment Agreement by and between Executive and the Company (a) represents the entire agreement between the parties in relation to the employment of Executive by the Company on, and subsequent to, the Effective Date and (b) revokes and supersedes all prior agreements pertaining to the subject matter herein, whether written and oral. In entering into this Agreement, Executive expressly acknowledges and agrees that Executive has received all sums and compensation that Executive has been owed, is owed or ever could be owed for services provided to the Company through the date that Executive signs this Agreement except for the payment of any unpaid base salary earned in the Company’s pay period that includes the Effective Date. Notwithstanding anything else herein, Executive acknowledges that any other agreements between Employee and the Company and any of its Affiliates that create obligations for Executive with respect to confidentiality, non-disclosure, non-competition or non-solicitation shall remain in full force and effect. This Agreement shall not be subject to modification or amendment by any oral representation, or any written statement by either party, except for a dated writing signed by Executive and the Company.
17.Notices. All notices of any kind to be delivered in connection with this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally-recognized overnight courier (e.g., FedEx, UPS, DHL, etc.) or by registered or certified mail, return receipt requested and postage prepaid, addressed to the Company at 7102 Commerce Way, Brentwood, Tennessee 37027, Attn: General Counsel, to Executive at Executive’s then-existing payroll address, or to such other address as the party to whom notice is to be given may have furnished to the other in writing in accordance with the provisions of this Section. Any such notice or communication shall be deemed to have been received: (a) if by personal delivery or nationally-recognized overnight courier, on the date of such delivery; and (b) if by registered or certified mail, on the third postal service day following the date postmarked.
18.Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee without giving effect to its principles of conflicts of law. The state and federal courts for Davidson County, Tennessee shall be the exclusive venue for any litigation based in significant part upon this Agreement.
19.Mediation / Arbitration.
(a)Any dispute concerning a legally cognizable claim arising out of this Agreement or in connection with the employment of Executive by Company, including, without limitation, claims of breach of contract, fraud, unlawful termination, discrimination, harassment, retaliation, defamation, tortious infliction of emotional distress, unfair competition, arbitrability and conversion (collectively a “Legal Dispute”) shall be resolved according to the following protocol:
(i)The parties shall first submit the Legal Dispute to mediation under the auspices of the American Arbitration Association (“AAA”) and pursuant to the mediation rules and procedures promulgated by the AAA. The Company shall pay the expenses associated with the mediation.

(ii)In the event mediation is unsuccessful in fully resolving the Legal Dispute, binding arbitration shall be the method of final resolution. The parties expressly waive their rights to bring action against one another in a court of law except as expressly provided herein. In addition to remedies at law, the parties acknowledge that failure to comply with this provision shall entitle the non-breaching party to injunctive relief to enjoin the actions of the breaching party. Any Legal Dispute submitted to Arbitration shall be under the auspices of the AAA and pursuant to the “National Rules for the Resolution of Employment Disputes,” or any similar identified rules promulgated at such time the Legal Dispute is submitted for resolution. All mediation and arbitration hearings shall take place in either Davidson or Williamson County, Tennessee. The Company shall pay the filing expenses associated with the arbitration. All other expenses and fees associated with the arbitration shall be determined in accordance with the AAA rules.
(b)Notice of submission of any Legal Dispute to mediation shall be provided no later than one year following the date the submitting party became aware, or should have become aware of, the conduct constituting the alleged claims. Failure to do so shall result in the irrevocable waiver of the claim made in the Legal Dispute.
(c)Notwithstanding that mediation and arbitration are established as the exclusive procedures for resolution of any Legal Dispute, (i) either party may apply to an appropriate judicial or administrative forum for injunctive relief and (ii) claims by Company arising in connection with Sections 7, 8 and/or 9 may be brought in any court of competent jurisdiction.
(d)With respect to any breach or attempted breach of Sections 7, 8 and/or 9 of this Agreement, each party acknowledges that a remedy at law will be inadequate, agrees that the Company will be entitled to specific performance and injunctive and other equitable relief and agrees not to use as a defense that any party has an adequate remedy at law. This Agreement shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection herewith. Such remedy shall not be exclusive and shall be in addition to any other remedies now or hereafter existing at law or in equity, by statute or otherwise. No delay or omission in exercising any right or remedy set forth in this Agreement shall operate as a waiver thereof or of any other right or remedy and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy.
20.Independent Contractor. In the performance of services hereunder following the end of the Executive Chairman Term, Executive shall be and act as an independent contractor.
Nothing in this Agreement, or in the relationship between Executive and the Company, shall be deemed to constitute a partnership, joint venture or other similar relationship, and Executive agrees not to make any contrary assertion, claim or counterclaim in any action, suit or other legal proceeding involving Executive and the Company. None of the Company or its affiliates will withhold federal, state or local income or employment taxes from amounts payable to Executive following the end of the Executive Chairman Term (other than with respect to any Separation Payments, Enhanced Separation Payments, Accelerated Vesting or Enhanced Accelerated Vesting, if any) and Executive will be individually liable for payment of such amounts.
21.Section 409A.

(a)It is intended that each installment of the payments provided under this Agreement, if any, is a separate “payment” for purposes of Section 409A and the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii) and 1.409A-1(b)(9)(v). Notwithstanding any other provision to the contrary, a termination of employment with the Company shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Section 409A and the Treasury Regulations promulgated thereunder) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Section 409A and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Agreement, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service.”
(b)Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) or any other taxes or penalties imposed under Section 409A if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six months after the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of Executive’s death. Any payments delayed pursuant to this Section shall be made in a lump sum on the first business day of the seventh month following Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of Executive’s death.
(c)In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A, then such amount shall be reimbursed in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations, including (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit.
(d)For the avoidance of doubt, any payment due under this Agreement within a period following Executive’s termination of employment or other event, shall be made on a date during such period as determined by the Company in its sole discretion.
(e)Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.
(f)This Agreement is intended to comply with the applicable requirements under Section 409A, as modified from time to time, including exceptions and exemptions provided for therein (the “409A Requirements”). Accordingly, this Agreement shall be administered, construed and interpreted in a manner to comply with the 409A Requirements. Specifically, and without limiting the foregoing, if any terms set forth in this Agreement are considered to be ambiguous, such terms shall be administered, construed and interpreted in a manner to comply with the 409A Requirements.
22.Indemnification and D&O. During the Period of Service and thereafter, the Company agrees, to the maximum extent permitted by law, to indemnify and hold Executive harmless (including providing for advancement of expenses on a basis no less favorable than any other officer or director of the Company) from and against any and all losses, claims, suits or actions to which Executive becomes subject arising from his performance of his duties to the Company and its affiliates and subsidiaries. In addition, during the Period of Service and for at least 1-day following the applicable end of the statute of limitations, Executive will be eligible for coverage under the Company’s Director’s and Officer’s liability insurance policy on terms which are no less favorable than provided to any other employee, officer or director of the Company.
[Remainder of Page Intentionally Blank;
Signature Page Follows]

In witness whereof, the parties have executed this Agreement as of the date set forth above.

COMPANY: DELEK US HOLDINGS, INC. /s/ Shlomo Zohar	EXECUTIVE: /s/ Ezra Uzi Yemin
By: Shlomo Zohar Title: Lead Independent Director, on behalf of the Board /s/ Jared Serff	Ezra Uzi Yemin
By: Jared Serff Title: Executive Vice President /s/ Denise McWatters
By: Denise McWatters Title: EVP, General Counsel
Signature Page

Uzi Yemin
Terms of Employment
Exhibit A
Ex. A

Title	Executive Chairman
Base Salary	$800,000 annually to be paid bi-weekly through the period beginning the Effective Date and ending 12 months later, and $500,000 annually to be paid bi-weekly for the period beginning on the one year anniversary of the Effective Date and ending December 31, 2023.
Annual Bonus
Executive will be eligible for an annual bonus at target of 140% of Executive’s Base Salary. The annual bonus percent may range from 0x to 2x based on company performance.
The annual bonus will be based on 60% Company’s financial (EPS) and 40% non-financial metrics (HSE & Refinery Utilization and Availability)

Long-Term Incentive (Equity Plan)
Executive will be eligible for the company’s long-term incentive plan, which would consist of annual grants, which at target would be equal to $7,400,000 split 50% time based, DKL Units, DK cash settled Restricted Stock Units and 50% cash settled Performance Based Restricted Stock Units
Time Based RSU Award Vesting: Quarterly over 3 years
•Grant Date: 3/10/2022 ($3,700,000)
◦DK RSU $2,466,667
◦DKL RSU $1,233,333
Performance Based RSU Performance Period and Vesting Schedule:
•Performance Metric: Relative Total Shareholder Return (rTSR)
•Grant Date: 3/10/2022
•Performance Period: January 1, 2022 — December 31, 2024 ($3,700,000)
◦0% - 200% Attainment

Vacation	5 weeks accrued vacation
Effective Date	The date in June 2022 the Executive begins rendering services to the Company as its Executive Chairman
Ex. A

Exhibit B
[Executive Board Chair Job Description]

Executive Board Chair

EXECUTIVE BOARD CHAIR POSITION DESCRIPTION:

The Executive Board Chair (“Executive Chair”) manages the business of the Board of Directors (the “Board”) of Delek US Holdings (the “Corporation”) and ensures that the functions identified in the Board of Directors Charter are being effectively carried out by the Board and its committees. The Executive Chair role allows the incumbent to devote, in collaboration with the President and Chief Executive Officer, part of his or her time to the development and implementation of strategic initiatives, including strengthening the Company’s partnerships with existing clients and fostering key relationships that lead to new business, including strategic acquisitions and the development and investment in new technology. In addition to the responsibilities and specific duties set out in the Board of Directors Charter, the individual director mandate and any other applicable mandate or position description, the Executive Chair has the responsibility and specific duties described below and such other powers and duties as the Board may specify. The nature of the Executive Chair responsibilities is such that he or she is a senior executive officer of the Corporation and is not deemed an independent director of the Board. The Executive Chair ultimately reports to the full Board.
Responsibility
The Executive Chair will foster and promote the integrity of the Board and a culture where the Board works harmoniously for the long-term benefit of the Corporation and its shareholders. The Executive Chair is responsible for the management, the development and the effective performance of the Board, and provides leadership to the Board for all aspects of the Board’s work, other than those items delegated to Board committees consisting solely of independent Directors.
The Executive Chair will collaborate with the President and Chief Executive Officer (the “CEO”) in matters concerning the interest and management of the Corporation including but not limited to business strategy, mergers and acquisitions and DK Innovation.

It is the responsibility of the Executive Chair to:
Board and Committee related:
Governance:
Oversee all aspects of Board direction and administration, ensuring that the Board works as a cohesive team and builds a healthy governance culture.
Ex. B

Ensure that the mechanisms for effective governance are in place and that the Board is alert to its obligations to the Corporation, the shareholders and the management under the law and applicable regulations.
Ensure that the appropriate committee structure is in place and that the activities of the Board committees are duly integrated with the work of the Board.
Foster ethical and responsible decision making by the Board.
Work with the CEO to monitor progress on strategic planning, policy implementation and succession planning.
Take all reasonable steps to provide that the responsibilities of the Board, Board committees and individual directors, as set out in the mandates, charters or position descriptions, are well understood by the Board and individual directors and are executed as effectively as possible.
With the Corporate Governance Committee and the Board, respond to potential conflict of interest situations. (Excluding situations in which the Executive Chair has a conflict of interest).
Ensure, in consultation with the Compensation Committee and the Board, that succession plans are in place at senior levels.
Foster strong relationships between the Corporation and key stakeholders including investors, shareholders, the industry in general and the community.
Oversee the Board’s’ performance of its mandate.
Board Meetings:
1.In accordance with By-laws of the Corporation, act as chair of all Board meetings.
Ensure that the Board meets at least quarterly and as many additional times as necessary to carry out its duties effectively, and determine the dates, locations, and agendas of meetings of the Board in conjunction with the CEO and the Lead Director.
Ensure that all business required to go before the Board is brought to directors in a timely manner.
In conjunction with the Lead Director, ensure the quality, quantity and timeliness of the information that goes to the Board and ensure that all directors receive the information required for the proper performance of their duties.
Take all reasonable steps to provide that all business set out in the agendas of Board meetings is discussed and brought to resolution, as required, and that sufficient time is allowed during Board meetings to fully discuss agenda items.

Ex. B

Encourage full participation and discussion by all Board members and facilitate discussion and debate while seeking consensus.
Support the Lead Director, to take all reasonable steps to provide that the independent directors meet in separate executive sessions, without the presence of management, as often as required.
Be responsible for the ongoing formal and informal communication with and among Board members.
Support the board committee chairs in bringing important issues forward to the Board for consideration and resolution.
In conjunction with the Committee chairs ensure that the Board committees provide regular reports to the Board.
Ensure the development of the Board, including participating in Board members recruitment and directing the orientation and education program of Board members.
Ensure the integration of any new director into the Board.
To the extent requested by the Corporate Governance Committee, participate in the annual evaluation of performance and effectiveness of the Board, Board committees and individual directors.
Provide overall leadership to foster the effectiveness of the Board.
Provide advice, counsel and mentorship to the CEO, committee chairs and directors.
With the Lead Director, act as principal liaison between the independent directors and the CEO on sensitive issues.
Ensure that directors work as a team, efficiently and productively.
To the extent requested by the Corporate Governance Committee, meet with potential nominees to explore their interest and aptitude to sit on the Board.
At the invitation of Board Committees, attend the meetings of Board committees and advise members of these committees, as needed.
Shareholder Meetings:
1.Ensure that the shareholders meet at least once annually and as many additional times as required by law.
Take all reasonable steps to provide that all business set out in the agenda of each shareholder meeting is discussed and brought to resolution, as required.
Support the CEO in leading the annual general meeting of shareholders.
Business Activities:
Collaborate with the CEO in all matters concerning the interests of the Board.
Advise and support the CEO in the development and implementation of strategic initiatives, including strengthening the Company’s partnerships with existing clients and fostering key relationships that lead
Ex. B

to new business, including strategic acquisitions and Delek Innovation and technology. Provide leadership on various Company initiatives as mutually agreed upon with the CEO.
Provide the Compensation Committee with his evaluation of the CEO’s performance on an annual basis. In conjunction with the Compensation Committee chair, conduct a performance discussion with the CEO.
Assist the Compensation and Governance Committees in establishing a list of performance objectives for the CEO for the ensuing year.
Report to the Board, in conjunction with the Compensation Committee chair, on the performance review discussion conducted with the CEO.
Ex. B

Exhibit C
St. Landry Parish
Ex. C